    Exhibit 10.27
    EXECUTION VERSION
April 20, 2023

Nicole Williams
Via Email Delivery

Dear Nicole,
This letter sets forth the substance of the separation agreement (the “Agreement”) that SenesTech (the “Company”) is offering to you as appreciation for your contributions, and to aid in your employment transition.

1.End of Employment The Company has decided to end your employment due to missing revenue targets in 2022 and in the first quarter of 2023. Your performance has consistently fallen short of expectations resulting in significant losses in revenue for the company. This constitutes “Cause” as set forth in the Company’s letter agreement with you dated May 1, 2021. Notwithstanding the existence of Cause, the Company is willing to treat the termination of your employment as a termination without Cause provided that you enter into this Agreement. Effective April 20, 2023 (the "Effective Date"), Nicole Williams (the “Employee”), agrees that Employee's employment with the Company is hereby terminated, and Employee further resigns from all positions held by the Employee with the Company, effective as of the Effective Date. Your last day will be April 20, 2023.
2.Continuation of Salary and Benefits.
2.1.Accrued Salary and Paid Time Off. On the next regular payroll date following the Effective Date, the Company will pay the Employee all accrued and unused vacation along with outstanding personal pay accumulated in the field, subject to standard payroll deductions and withholdings. The Employee is entitled to these payments by law.
2.2.Severance. Although the Company has no obligation to do so, if the Employee signs this Agreement, allows it to become effective, and complies with the obligations under this Agreement, then the Company will pay the Employee a severance (the “Severance”) equal to six (6) months from the Effective Date.
Payment shall be an amount equal to Employee's rate of pay on the Effective Date, after the Employee’s acceptance of and compliance with this Agreement and the expiration of the rescission period, subject to standard payroll deductions and withholdings. This offer will remain open for twenty-one (21) days.
2.3.Health Insurance. On the Effective Date and through the Severance period, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, the Employee will be eligible to continue their group health insurance benefits at their own expense following the Effective Date. The Company will continue to pay Employee contributions of the Employee’s group health insurance (if applicable) for up to six (6) emonths after the Effective Date. Later, the Employee may be able to convert to an individual policy through the provider of the Company’s health insurance, if the Employee wishes. The Employee will be provided with a separate notice describing their rights and obligations under COBRA.
2.4.Stock Options. Upon termination of an Employee’s employment, below are the choices for exercising any stock options the Employee holds with SenesTech, Inc.
First option, the Employee can allow the options to expire. Second, the Employee can write a check to SenesTech and purchase the shares at the exercise price. Third, the Employee can “net
1.

exercise” the in-the-money options. For detail on the latter, or any other questions about your option, please see our CFO, Tom Chesterman.

According to the stock option plan, the Employee has ninety (90) days to exercise their option to purchase from Effective Date. Please refer to the following paragraph from the stock option plan.

3.3 Termination of Eligibility: Any option granted hereunder shall expire if, for any reason other than his or her death, the optionee ceases to be an Employee of the Corporation or a Parent or Subsidiary thereof.  The expiration will take effect at the earliest of the following times: three (3) months from the date of the occurrence causing termination of eligibility (twelve (12) months if the optionee's eligibility ceases because of his or her disability), provided the optionee retains his or her status as an Employee as defined herein, or upon the date the option expires by its terms. During such four-month period, the option may be exercised in accordance with its terms, but only in respect of the number of shares for which the right to exercise has accrued on the date of termination of employment, or status as a director or independent contractor. The Committee shall decide whether an authorized leave of absence or absence for military or governmental service, or absence for any other reason, shall constitute termination of eligibility for purposes of this Section. This determination shall be subject to review by the Board of Directors.

The Employee should contact Human Resources with how they would like to proceed on or before July 20, 2023. If the Company does not hear from the Employee by then, the assumption will be made that the Employee does not wish to exercise their stock options and the option will expire.

2.5Other Compensation or Benefits. The Employee acknowledges that, except as expressly provided in this Agreement, they have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Effective Date with the exception of any vested right they may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.
2.6Expense Reimbursements. The Employee agrees that, within ten (10) days of the Effective Date, the Employee will submit their final documented expense reimbursement statement reflecting all business expenses incurred through the Effective Date, if any, for which the Employee requests reimbursement. The Company will reimburse the Employee for these expenses pursuant to its regular business practice.
3.Return of Company Property. The Employee agrees to return to the Company all Company documents, passwords (and all copies thereof) and other Company property which the Employee has in their possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). The Employee agrees that they will make a diligent search to locate any such documents, property, and information by the close of business on the Effective Date. If the Employee has used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within fifteen (15) business days after the Effective Date, they shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and the Employee agrees to provide the Company access to their system as requested to verify that the necessary copying and/or deletion is done. The Employee’s timely compliance with this paragraph is a condition precedent to their receipt of the severance benefits provided under this Agreement.
4.Confidentiality. The provisions of this Agreement will be held in strictest confidence by The Employee and will not be publicized or disclosed by the Employee in any manner whatsoever; provided, however, that: (a) the Employee may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; and (b) the Employee may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, the Employee agrees not to disclose the terms of this Agreement to any current or former Company employee.
5.Non-disparagement. The Employee agrees not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their/its business, business reputation, or personal reputation; provided that the employee will respond accurately and fully to any question, inquiry or request for information when required by legal process.
6.No Admissions. The Employee understands and agrees that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to the Employee or to any other person, and that the Company makes no such admission.
7.Release of Claims. In exchange for the consideration under this Agreement to which the Employee would not otherwise be entitled, the Employee hereby generally and completely releases the Company and its executives, directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date the Employee signs this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to the Employee’s employment with the Company or the termination of that employment; (b) all claims related to the Employee’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 and the Age Discrimination in Employment Act (“ADEA”). Notwithstanding the foregoing, the Employee is not releasing the Company hereby from any obligation to indemnify the Employee pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officer’s liability insurance. Also, excluded from this Agreement are any claims that cannot be waived by law. The Employee is waiving, however, the right to any monetary recovery should any governmental agency or entity, such as the Equal Employment Opportunity Commission or the Department of Labor, pursue any claims on their behalf. The Employee represent that they have no lawsuits, claims or actions pending in their name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.
8.ADEA Release. Employee acknowledges that she is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA and that the consideration given for this waiver is in addition to anything of value to which Employee is already entitled. Employee further acknowledges that she has been advised, as required by the ADEA, that: (i) Employee’s waiver does not apply to any rights or claims that may arise after the date that Employee signs this Agreement; (ii) Employee is hereby advised to consult with an attorney prior to signing this; (iii) Employee will have at least twenty-one (21) days to consider this Agreement (unless she by her own choice signs it sooner); (iv) Employee has seven (7) days following the date she signs this Agreement to revoke her acceptance of this Agreement (by providing written notice of your revocation to); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).
9.Representations. The Employee hereby represent that they will be paid all compensation owed by the Effective Date and for all hours worked, have received all the leave, and leave benefits and protections for which they are eligible or otherwise, and have not suffered any on-the-job injury for which they have not already filed a workers’ compensation claim.
Miscellaneous. This Agreement constitutes the complete, final, and exclusive embodiment of the entire agreement between the Employee and the Company regarding its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both the Employee and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both the Employee and the Company and inure to the benefit of both the Employee and the Company, their heirs, successors, and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified to be rendered enforceable. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to the Employee, please sign below and return the original to Human Resources. We wish you the best in your future endeavors.
Sincerely,

By: /s/ Joel Fruendt
Joel Fruendt, Chief Executive Officer

I have read, understand and agree fully to the foregoing Agreement:
By: /s/ Nicole Williams    Date:        April 21, 2023
Nicole Williams